exhibit 99.9

Re:	Account Number FA-05670 (the “Account”)
ADDENDUM TO CLIENT’S AGREEMENT AND
TERMS AND CONDITIONS FOR IRREVOCABLE STANDBY LETTER OF CREDIT
     This Addendum (this “Addendum”) is attached to, incorporated by reference into and is fully a part of the Client’s Agreement (as amended, supplemented or otherwise modified from time to time, the “Client’s Agreement”) and the Terms and Conditions For Irrevocable Standby Letter of Credit (as amended, supplemented or otherwise modified from time to time, the “Terms and Conditions”) between UBS Financial Services Inc. (“UBS Financial Services”) and the party signing this Addendum as Client where indicated below (the “Client”) with respect to the Account. Any conflict between the terms of the Client’s Agreement and this Addendum shall be resolved in accordance with the terms of this Addendum. Defined terms used herein shall have the respective meanings set forth in the Client’s Agreement unless otherwise defined in this Addendum.
UBS Financial Services and the Client acknowledge and agree that:
1.	The Client’s Agreement is amended by adding the following at the end of Section 12:
               “I expressly agree that your right to liquidate any account of mine if in your discretion you consider it necessary for your protection to do so shall include, without limitation, the right to liquidate any such account in the event of a breach by me of any provision of this or any other agreement with you or your affiliates or as a result of my insolvency. I further agree that in the event you determine to liquidate any property credited to any of my accounts, you shall, to the fullest extent permitted by applicable law, have the right to do so in any manner, including, without limitation, the sale of my property individually or in a block, for cash or for credit, in a public or private sale, with or without public notice, through the use of sealed bids or otherwise, with the aid of any advisor or agent who may be your affiliate or in any other manner as you in your sole discretion shall choose. I acknowledge that the price you obtain for my property in your chosen method of sale may be lower than might be otherwise obtained in another method of sale, and I hereby agree that any such sale shall not be considered to be not commercially reasonable solely because of such lower price. I understand that there may not be a liquid market for the property in my accounts and that, as a result, the price received for my property upon your liquidation may be substantially less than I paid for such property or than the last market value available for it, if any. I further agree that any sale by you shall not be considered to be not commercially reasonable solely because there are few (including only one) or no third parties who submit bids or otherwise offer to buy my property. I understand that your sale of any of the property in my accounts may be subject to various state and federal property and/or securities laws and regulations, and that compliance with such laws and regulations may result in delays and/or a lower price being obtained for my property. I agree that you shall have the right to restrict any prospective purchasers to those who, in your sole discretion, you deem to be qualified. I acknowledge that you shall have sole authority to determine, without limitation, the time, place, method of advertisement and manner of sale and that you may delay or adjourn any such sale in your sole discretion. I expressly authorize you to take any action with respect to my property as you deem necessary or advisable to facilitate any liquidation, and I agree that you shall not be held liable for taking or failing to take any such action, regardless if a greater price may have been obtained for my property if such action was or was not taken, as applicable. I hereby waive, to the fullest extent permitted by law, any legal right of appraisal, notice, valuation, stay, extension, moratorium or redemption that I would otherwise have with respect to a sale of my property.”
2.	The Client’s Agreement is amended by adding the following at the end of Section 7:
          “I also hereby grant you a lien on my right to receive proceeds under any loan or financing agreement entered into subsequent to the date hereof or under any issuance of shares by me subsequent to the date hereof under any primary or secondary offering, or other financing arrangement that I may undertake. I agree to promptly notify you about the occurrence of or my intention to conduct any transaction contemplated by the prior sentence.”
3.	The Client’s Agreement is amended by adding the following as Section 27:
          “I understand, acknowledge and agree that you shall have no obligation to extend any further credit to me.”
4.	The first sentence of Section 9 of the Client’s Agreement is amended in its entirety to read as follows:
          “All amounts advanced and other balances due shall be charged interest at a floating rate of interest per annum equal to the sum of the prevailing daily 30-day LIBOR plus 4.00% and in accordance with your usual custom, which may include the compounding of interest, including any increases in rates which reflect adjustments in 30-day LIBOR.”
5.	Section 11 of the Client’s Agreement is amended by adding the following after “business”:
          ”; provided, however, for auction rate securities in the account(s), I agree that I shall maintain margin equal to the greater of twenty-five (25%) percent of value, as determined by UBS Financial Services, or the margin required by all applicable statutes, rules and regulations.”
6.	The Terms and Conditions are amended by adding the following at the end of Section 2(e):
          “Notwithstanding your right to maintain the Collateral for a period ending fifteen (15) calendar days after the expiry of the Credit, in connection with the

Credit (and not with respect to any other obligation I may have to you) you agree to release the Collateral upon (i) the surrender of the Credit to you by the beneficiary for termination, together with a letter from me and from the beneficiary in form acceptable to you acknowledging and agreeing to the termination of the Credit, and the full repayment of my loan obligations owing to you as a result of any drawings under the Credit, or (ii) if the Credit has been drawn in full, the full repayment of my loan obligations owing to you as a result of that drawing.
Acknowledged and agreed this 28th day of March, 2008.

Client’s Name: Diodes Incorporated
By:	/s/ Keh-Shew Lu
	Name:	Keh-Shew Lu
	Title:	President & CEO